KushCo Holdings Reports Fiscal Fourth Quarter and Full Year 2020 Results
Company Achieves Positive Adjusted EBITDA and Cash Flow From Operations in Fiscal Fourth Quarter 2020 For First Time in More Than Three Years

Company Issues Fiscal 2021 Net Revenue Guidance of Between $120 Million and $150 Million, and Adjusted EBITDA Guidance of Between $5 Million and $7 Million

CYPRESS, Calif., — October 29, 2020 — KushCo Holdings, Inc. (OTCQX: KSHB) ("KushCo" or the "Company"), a premier provider of ancillary products and services to the legal cannabis and CBD industries, today reported financial results for its fiscal fourth quarter and full year ended August 31, 2020.

Recent Operational and Financial Highlights

•Substantially completed comprehensive strategic plan (the "2020 Plan") to align with leading operators and right-size the business, which led to sales, general and administrative (SG&A) expenses decreasing by more than 50% from fiscal Q1 2020 to fiscal Q4 2020.

•Achieved positive adjusted EBITDA and cash flow from operations in fiscal Q4 2020 for the first time in more than three years.

•Secured a new leading private multi-state-operator ("MSO") customer and a top 5 vape brand in the U.S.

•Secured several new supply agreements for the Company's new stainless steel tanks.

•Partnered with the Weldon Project's "Project Mission Green" to fight social injustice and provide relief for victims of the War on Drugs.

Fiscal Fourth Quarter and Full Year 2020 Financial Summary

Fourth Quarter

•Net revenue decreased 44% from the prior year period to $26.5 million, primarily as a result of the Company implementing its 2020 Plan, which has resulted in tighter credit terms being extended to smaller and less creditworthy customers. On a sequential basis, net revenue increased 19%, driven by an increase in sales to the Company's top customers, which includes leading MSOs, licensed producers ("LPs"), and brands.

•On a GAAP basis, gross profit was 26%, compared to 20% in the prior year period. The increase in GAAP gross profit was driven by higher product margins and an increase in shipping revenue.

•On a Non-GAAP basis, excluding the impact of certain non-recurring items, gross profit was approximately 29% (see note below regarding "About Non-GAAP Financial Measures" for further discussion of this and other non-GAAP measures included in this earnings release), compared to 20% in the prior year period.

•SG&A expenses were approximately $10.3 million, compared to $20.8 million in the prior year period and $12.7 million in the prior quarter. The decrease was driven by reductions in headcount, executive salaries, consulting spend, rent expense, and travel and entertainment expenses, as a result of the COVID-19 pandemic and the Company's implementation of the 2020 Plan.

•On a Non-GAAP basis, Cash SG&A expenses (which exclude non-cash expenses, such as bad debt expense, stock-based compensation, depreciation, and amortization) were approximately $7.3 million, compared to $15.1 million in the prior year period and $7.7 million in the prior quarter.

•On a GAAP basis, net loss was approximately $7.3 million, compared to approximately $11.5 million in the prior year period. Basic loss per share was $0.06 compared to $0.13 in the prior year period.

•On a Non-GAAP basis, excluding the impact of certain non-recurring charges and gains such as the Company’s restructuring costs, net loss for the quarter was $1.4 million, or $0.01 per share, compared to a net loss of $7.2 million, or $0.08 per basic share, in the prior year period.

•Adjusted EBITDA totaled $1.0 million compared to approximately ($5.2) million in the prior year period and approximately ($2.7) million in the prior quarter. The improvement in adjusted EBITDA was driven by the aforementioned improvement in margins and cost reductions.

•Cash was approximately $10.5 million as of August 31, 2020, compared to approximately $11.1 million as of May 31, 2020 and $3.9 million as of August 31, 2019. The Company did not draw any borrowings from its revolving credit line during the quarter.

Full Year

•Net revenue decreased 24% from the prior year to $113.8 million, primarily as a result of the Company’s implementation of the 2020 Plan, which has resulted in tighter credit terms being extended to smaller and less creditworthy customers. The decrease was also driven by lower sales from vape and natural products due to the illicit market vape crisis, as well as travel and regulatory restrictions in the markets that the Company operates in due to the COVID-19 pandemic.

•On a GAAP basis, gross profit was 7%, compared to 16% in the prior year. The decrease in GAAP gross profit was driven by various restructuring activities the Company implemented to execute its 2020 Plan, which led to excess and obsolete inventory write-downs and purchase order cancellation charges that the Company believes are non-recurring in nature.

•On a Non-GAAP basis, excluding the impact of certain non-recurring items, gross profit was approximately 25%, compared to 21% in the prior year.

•SG&A expenses were approximately $71.3 million, compared to $72.8 million in the prior year. The decrease was driven by the aforementioned cost reductions.

•On a Non-GAAP basis, Cash SG&A expenses were approximately $42.7 million, compared to $54.6 million in the prior year.

•On a GAAP basis, net loss was approximately $77.7 million, compared to approximately $39.6 million in the prior year. Basic loss per share was $0.68 compared to $0.47 in the prior year. Net loss and net loss per share for fiscal 2020 were impacted by several restructuring charges and one-time expenses the Company recognized as part of the 2020 Plan. These expenses include severance and asset impairment charges associated with the Company’s reductions in force as well as completed and planned closures of its warehouse facilities to consolidate its warehouse footprint.

•On a Non-GAAP basis, excluding the impact of certain non-recurring charges and gains such as the Company’s restructuring costs, net loss for the year was $33.6 million, or $0.29 per share, compared to a net loss of $29.8 million, or $0.35 per basic share, in the prior year.

•Adjusted EBITDA totaled ($23.3) million compared to approximately ($24.7) million in the prior year. The improvement was driven by the aforementioned improvement in margins and cost reductions.

Management Commentary
Nick Kovacevich, KushCo’s Co-founder, Chairman and Chief Executive Officer, commented: “After a challenging start to the fiscal year—beginning with the illicit market vape crisis and, shortly thereafter, the onset of the COVID-19 pandemic— fiscal Q4 2020 was one of the most transformational quarters in KushCo's entire 10-year history. We onboarded several new high profile customers, returned to growth, executed many of the major initiatives of our 2020 Plan, and achieved our first quarter of positive adjusted EBITDA and cash flow from operations in more than years. From a revenue perspective, we generated $26.5 million, representing a 19% increase compared to fiscal Q3. The sequential growth was largely driven by an increase in sales to our top customers with whom we have worked hard these past two years to develop deep relationships. These customers are continuing to enter new markets and solidify their positions in existing markets, demonstrating our thesis that the industry will continue to see more consolidation, and that we will be rewarded by aligning ourselves with these larger operators.
"In addition, we continued to generate incremental efficiencies in our business and substantially completed the restructuring initiatives we began in fiscal Q2 and fiscal Q3 related to our 2020 Plan, which helped us return to GAAP gross margins north of 25% and achieve our sixth consecutive quarter of 20%+ non-GAAP gross margins. We also continued to drive substantial cost reductions, generating cash SG&A expenses of $7.3 million for fiscal Q4, which represented a more than 50% decrease in cash SG&A expenses from when we first launched our 2020 Plan at the end of fiscal Q1. We believe this is an impressive achievement in any environment, especially considering how quickly we were able to right-size our cost structure, and more importantly still drive growth, which speaks to the growing operating leverage we are realizing in our business. With higher revenues and margins, and a lower cost structure, we achieved positive adjusted EBITDA and cash flow from operations in fiscal Q4, demonstrating that we not only completed the right-sizing initiatives that we said we were going to complete, but also that our focus on improving collections and reducing our cash conversion cycle is paying off.
"We believe we are in a strong liquidity position to achieve our sales goals in the months and quarters ahead. Looking out to fiscal Q1 2021, we expect modest growth, driven by our securing new business and cross-selling deeper into our existing customer base. We are also focused on securing long-term supply agreements with our top customers, which we believe will drive additional growth. Ultimately, however, the main sources of growth continue to be new states legalizing adult recreational and/or medical use, as well as our customers continuing to expand into new markets and further penetrate existing markets. To that end, we believe that fiscal 2021 may be a major catalyst-driven year, with several states poised to legalize cannabis and the potential for more favorable legislation at the federal level, which may support the continued expansion of our industry through an increase in access to capital. Our base case guidance for fiscal 2021 reflects solid profitable growth in the current status quo environment with a healthy upside if new states legalize cannabis for medical and/or adult use. As one of the leading providers of ancillary solutions to the MSOs, LPs, and top brands, we believe we are in prime position to capture this next wave of growth, which we believe should translate into stronger profitability, cash flow generation, and returns for our shareholders."

Fiscal 2021 Financial Outlook

KushCo expects net revenue for its fiscal 2021 to be between $120.0 million and $150.0 million. In addition, the Company expects adjusted EBITDA for the fiscal year to be between $5.0 million and $7.0 million.

Conference Call Information

The company will host a conference call on Thursday, October 29, 2020 at 4:30 PM Eastern Time.

Date: Thursday, October 29, 2020
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-free Number: 1-877-407-9039
International Number: 1-201-689-8470
Conference ID: 13711540

KushCo management will host the conference call and presentation followed by a question and answer session. The call will be webcast with an accompanying slide deck, which can be accessed by visiting the Financial Results page of the Company’s investor relations website.

All interested parties are invited to listen to the live conference call and presentation by dialing the number above or by clicking the webcast link available on the Financial Results page of the Company’s investor relations website.

Please visit the website at least 15 minutes prior to the call to register, download, and install any necessary audio software. An operator will register your name and organization. If you have any difficulty connecting with the conference call or webcast, please contact KushCo’s investor relations at ir@kushco.com or 714-539-7653.

A replay of the call will be available on the Financial Results page of the Company’s investor relations website approximately two hours after the conference call has ended.

About KushCo Holdings, Inc.

KushCo Holdings, Inc. (OTCQX: KSHB) (www.kushco.com) is a premier provider of ancillary products and services to the legal cannabis and CBD industries. KushCo Holdings' subsidiaries and brands provide product quality, exceptional customer service, compliance knowledge and a local presence in serving its diverse customer base, which consists of leading multi-state-operators (MSOs), licensed producers (LPs), and brands.

Founded in 2010, KushCo Holdings has now sold more than 1 billion units to growers, brand owners, processors and producers across North America, South America, and Europe, specializing in child-resistant compatible and fully customizable packaging, exclusive vape hardware and technology, and complementary solvents and natural products.

As a pioneer in the industry, KushCo continues to work to create a positive impact on the environment, society, and community through CSR and ESG initiatives, such as: offering sustainable and compostable packaging; donating PPE supplies to healthcare workers on the frontline fighting the COVID-19 pandemic; partnering with organizations such as Mission Green to offer social equity programs for industry inclusion; being one of the first in the industry to award paid time-off for all employees on November 3, 2020 (“Election Day”); and working to incorporate industry-leading corporate governance practices and a more diverse board makeup.

For more information on KushCo’s commitment to CSR and ESG initiatives, please visit the Company’s #KushCares page at www.kushco.com/kushcares.

KushCo has been featured in media nationwide, including CNBC, Fox News, Yahoo Finance, Cheddar, Los Angeles Times, TheStreet.com, and Entrepreneur, Inc Magazine. For more information, visit www.kushco.com or call (888) 920-5874.

About Non-GAAP Financial Measures

This press release and the accompanying tables include certain non-GAAP (Generally Accepted Accounting Principles) financial measures. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. The Company computes non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. The Company may consider whether other significant items that arise in the future should be excluded from the non-GAAP financial measures. The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company's operating results primarily because they exclude amounts that are not considered part of ongoing operating results when planning and forecasting and when assessing the performance of the organization. In addition, the Company believes that non-GAAP financial information is used by analysts and others in the investment community to analyze the Company's historical results and in providing estimates of future performance and that failure to report these non-GAAP measures could result in confusion among analysts and others and create a misplaced perception that the Company's results have underperformed or exceeded expectations. For a description of these non-GAAP financial measures and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the accompanying table titled "Reconciliation of GAAP to Non-GAAP Financial Measures".
The Company has provided Adjusted EBITDA guidance only on a non-GAAP basis and has not provided a reconciliation of the forward-looking non-GAAP Adjusted EBITDA financial measure to the most directly comparable GAAP financial measure, net income (loss), because not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable effort. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.
Forward-Looking Statements
This press release includes predictions, estimates and other information that may be considered forward-looking within the meaning of applicable securities laws, including statements related to our expectations for fiscal 2021. While these forward-looking statements represent the Company's current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially, including the ongoing effects of the COVID-19 pandemic on our operations, the economy generally, and consumer and business practices. You are cautioned not to place undue reliance on these forward-looking statements, which reflect the opinions of the Company's management only as of the date of this release.

Please keep in mind that the Company is not obligating itself to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as: "potential," "look forward," "expect," “anticipate,” “project,” “should,” "believe," or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward- looking statements made by the Company herein are often discussed in the Company’s filings with the United States Securities and Exchange Commission (SEC), which are available at: www.sec.gov, and on the Company's website, at: www.kushco.com.

KushCo Holdings Contact

Investor Contact:
Najim Mostamand, CFA
Director of Investor Relations
714-539-7653
ir@kushco.com

KUSHCO HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended August 31,		For the Year Ended August 31,
	2020	2019	2020	2019
Net revenue	$26,468	$46,972	$113,837	$148,954
Cost of goods sold	19,631	37,552	106,265	124,386
Gross profit	6,837	9,420	7,572	24,568

Operating expenses:
Selling, general and administrative	10,337	20,755	71,314	72,787
Gain on disposition of assets	—	—	—	(1,254)
Change in fair value of contingent consideration	—	467	—	(1,780)
Impairment loss on intangible asset	1,156	—	1,156	—
Restructuring costs	105	—	8,358	—
Total operating expenses	11,598	21,222	80,828	69,753
Loss from operations	(4,761)	(11,802)	(73,256)	(45,185)

Other income (expense):
Change in fair value of warrant liability	1,644	1,985	5,079	9,294
Change in fair value of equity investment	(687)	(268)	(2,018)	(931)
Interest expense	(1,482)	(1,071)	(6,076)	(2,523)
Loss on extinguishment of debt	(1,651)	—	(1,651)	—
Other income (expense), net	(380)	(274)	237	(164)
Total other income (expense)	(2,556)	372	(4,429)	5,676
Loss before income taxes	(7,317)	(11,430)	(77,685)	(39,509)
Income tax benefit (expense)	29	(114)	29	(127)
Net loss	$(7,288)	$(11,544)	$(77,656)	$(39,636)

Net loss per share:
Basic net loss per common share	$(0.06)	$(0.13)	$(0.68)	$(0.47)
Diluted net loss per common share	$(0.06)	$(0.13)	$(0.68)	$(0.57)

Basic weighted average number of common shares outstanding	124,940	89,091	114,085	84,880
Diluted weighted average number of common shares outstanding	124,940	89,091	114,085	84,896

KUSHCO HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	August 31, 2020	August 31, 2019
ASSETS
CURRENT ASSETS
Cash	$10,476	$3,944
Accounts receivable, net	9,427	25,972
Inventory	28,049	43,768
Prepaid expenses and other current assets	9,054	12,209
Total current assets	57,006	85,893

Goodwill	52,267	52,267
Intangible assets, net	1,000	3,103
Property and equipment, net	8,801	11,054
Other assets	8,582	6,917
TOTAL ASSETS	$127,656	$159,234
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$4,282	$10,907
Accrued expenses and other current liabilities	11,383	9,460
Current portion of notes payable	20,692	—
Line of credit	—	12,261
Total current liabilities	36,357	32,628

Notes payable	—	18,975
Warrant liability	365	5,444
Other non-current liabilities	4,205	833
Total long-term liabilities	4,570	25,252
TOTAL LIABILITIES	40,927	57,880
Total stockholders' equity	86,729	101,354
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$127,656	$159,234

KUSHCO HOLDINGS, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended August 31,				Year Ended August 31,
	2020		2019		2020		2019
Net revenue	$26,468		$46,972		$113,837		$148,954
China tariff surcharge	(2,444)		—		(9,976)		—
Non-GAAP Net revenue	$24,024		$46,972		$103,861		$148,954

GAAP Gross Profit	$6,837	26%	$9,420	20%	$7,572	7%	$24,568	16%
Adjusted for non-recurring air freight costs	—		—		—		1,502
Adjusted for non-recurring temporary labor costs	—		—		—		1,344
Restructuring – excess and obsolete inventory	—		—		14,015		—
Purchase order cancellation charges	404		—		4,694		—
Adjusted for China tariff impact, net	(336)		145		(433)		3,514
Non-GAAP Gross Profit	$6,905	29%	$9,565	20%	$25,848	25%	$30,928	21%

GAAP Net loss	$(7,288)		$(11,544)		$(77,656)		$(39,636)
Adjusted for non-recurring air freight costs	—		—		—		1,502
Adjusted for non-recurring temporary labor costs	—		—		—		1,344
Restructuring – excess and obsolete inventory	—		—		14,015		—
Purchase order cancellation charges	404		—		4,694		—
Adjusted for China tariff impact, net	(336)		145		(433)		3,514
Non-recurring litigation and consulting costs	666		397		3,616		947
Stock-based compensation	2,934		4,545		14,008		13,384
Restructuring costs	105		366		8,358		366
Foreign exchange loss	262		—		262		—
Severance costs	—		—		623		—
Gain on disposition of assets	—		150		—		(1,104)
Lease termination liability release gain	—		—		(798)		—
Loss on extinguishment of debt	1,651		—		1,651		—
Change in fair value of warrant liability	(1,644)		(1,985)		(5,079)		(9,294)
Impairment loss on intangible asset	1,156		—		1,156		—
Change in fair value of equity investment	687		269		2,018		931
Change in fair value of contingent consideration	—		466		—		(1,780)
Non-GAAP Net loss	$(1,403)		$(7,191)		$(33,565)		$(29,826)
Non-GAAP Net loss per share – basic	$(0.01)		$(0.08)		$(0.29)		$(0.35)
Non-GAAP Net loss per share – diluted	$(0.01)		$(0.08)		$(0.29)		$(0.35)
Weighted-average common shares – basic	124,940		89,091		114,085		84,880
Weighted-average common shares – diluted	124,940		89,091		114,085		84,896

Non-GAAP Net loss	$(1,403)		$(7,191)		$(33,565)		$(29,826)
Depreciation and amortization expense	958		789		4,217		2,501
Interest expense	1,482		1,071		6,076		2,523
Income tax expense	(29)		114		(29)		127
Adjusted EBITDA	$1,008		$(5,217)		$(23,301)		$(24,675)